EXHIBIT 10.8
Fourth Amendment to Lease

This Fourth Amendment to Lease (the “Fourth Amendment”) is made and entered into this 31st day of March, 2010, by and between Mick Vorbeck (referred to herein as the “Landlord”), and Vertro, Inc., a Delaware corporation, as successor to Miva, Inc., a Delaware corporation and FindWhat.com Corporation, a Nevada corporation (referred to herein as the “Tenant”).

Preliminary Statement

On January 31, 2002, Landlord predecessor’s in title, Alanda, Ltd. (referred to herein as “Alanda”), as Landlord, and Tenant entered into a Lease (the “Lease”) for 32,820 rentable sq. ft. of space located on the 3rd, 4th and 5th floors of the Office Building known as Colonial Bank Plaza at Summerlin Center Professional Park, in Ft. Myers, Florida, located on real property legally described as Lots 3 and 4 of Summerlin Commons, according to the Plat thereof, as recorded in Plat Book 70, Page 81, of the Public Records of Lee County, Florida (the “Property”).  Also on January 31, 2002, Alanda and Tenant, amended the Lease by Addendum to Lease (the “First Addendum”).

On December 3, 2002, Alanda and Tenant, amended the Lease by a Second Addendum to Lease (the “Second Addendum”).

Alanda conveyed the Property to Landlord by that certain Deed recorded July 30, 2003 in O.R. Book 4009, Page 1023, of the Public Records of Lee County, Florida.

On February 4, 2005, Landlord and Tenant amended the Lease by an Amendment of Lease (the “First Amendment”). The First Amendment expanded the Premises to include an additional 3,576 rentable square feet on the 1st floor of the Office Building and an additional 5,655 rentable square feet on the 2nd floor of the Office Building for a total of 9,251 additional rentable square feet.

On or about June 21, 2007, Landlord and Tenant further amended the Lease by a Second Amendment to Lease (the “Second Amendment”).  The Second Amendment provides for Landlord’s consent to the sublease of a portion of the Premises to Accudata  Holdings, Inc., a Delaware corporation (“Accudata”), consisting of 3,576 rentable square feet on the 1st floor of the Office Building, 5,655 rentable square feet on the 2nd floor of the Office Building and 10,940 rentable square feet on the 3rd floor of the Office Building for a total of 20,171 rentable square feet (the “Subleased Premises”).

On or about December 15, 2009, Landlord and Tenant further amended the Lease by a Third Amendment to Lease (the “Third Amendment”).  The Third Amendment released Tenant from its obligations relating to the Subleased Premises.

Tenant has requested that Tenant be allowed to vacate the 4th Floor premises and that Landlord enter into a direct lease with Southwest Florida Health Systems, Inc., d/b/a Consult-a-Nurse.

Contemporaneously herewith, Landlord and Southwest Florida Health Systems, Inc. are entering into a separate lease for the 4th Floor of the Office Building (the “Consult-A-Nurse Lease”).

Landlord and Tenant have agreed to make certain further modifications to the Lease, effective as of April 12, 2010, as follows:

1.	Preliminary Statement. The Preliminary Statement is true and correct and, by this reference, is incorporated into and made a part of this Third Amendment.

2.	Definitions. All terms shall have the meanings given to them in the Lease, unless otherwise defined herein. All references to the Lease shall mean the Lease as previously amended.

3.	Premises. The parties agree that the Premises shall mean 5th floor of the Office Building.

4.	Size of Premises. The parties agree that the Premises, as constructed, shall consist of 10,940 rentable square feet.

5.
Rent.  Effective April 12, 2010, Tenant shall be obligated to pay Annual Base Rent in the amount of $188,386.80, at a rate of $17.22 per square foot, payable in equal monthly installments of $15,698.90, together with sales tax thereon, in accordance with the provisions set forth in Section 4.1 of the Lease, plus Additional Rent as set forth in the Lease and which shall also be subject to Annual Rent Increases, as set forth in Section 4.2 of the Lease.  The Annual Base Rent for April 2010 shall be prorated on a per diem basis.

6.
Consult-A-Nurse Rent.  The parties acknowledge that: (i) the Consult-A-Nurse’s Annual Base Rent for the 4th floor of the Office Building is based upon a rate of $12.00 per rentable square foot;  (ii) the Annual Base Rent for the 4th floor under the terms of this Lease is based upon a rate of $16.60 per rentable square foot; (iii) the differential between the rental rate under the Consult-A-Nurse Lease and this Lease is $4.60 per rentable square foot (“Rent Differential”) and (iv) commencing April 6, 2010, and on the first day of each month thereafter for three (3) months, Tenant shall pay directly to Landlord three (3) monthly installments of $10,940.00, plus sales, use and other taxes, representing the first three (3) months of the Base Rent under the Consult-a-Nurse Lease.  Accordingly, effective April 12, 2010 and throughout the remaining Term of this Lease, Tenant shall be obligated to pay directly to Landlord the annual amount of $50,324.00, payable in equal monthly installments of $4,193.67, together with sales tax thereon, in accordance with the provisions set forth in Section 4.1 of the Lease and which shall also be subject to Annual Rent Increases, as set forth in Section 4.2 of the Lease, in order to compensate Landlord for the Rent Differential.  The Consult-a-Nurse Base Rent and the Rent Differential shall be prorated on a per diem basis for the month of April 2010.

7.
Consult-A-Nurse Additional Rent.  The parties acknowledge that Consult-a-Nurse is not paying its Pro Rata Share of Common Area Maintenance Expenses, as set forth in the Consult-a-Nurse Lease.  Tenant shall be obligated to pay the Pro Rata Share of Common Area Maintenance Expenses allocable to the 4th Floor, including sales tax and/or other taxes levied or imposed from time to time, throughout the remaining Term of this Lease and therefore Tenant’s Estimated Pro Rata Share as set forth in Section 6 of the Third Amendment shall not be reduced as a result of the Consult-A-Nurse Lease.

8.
Tenant Improvements. As part of the consideration to induce Consult-A-Nurse to enter into the Lease, Tenant agrees to contribute an amount not to exceed $15,000.00 toward the cost of the Tenant Improvements to be constructed by Consult-A-Nurse; and (ii) certain items of personal property, as listed in on Exhibit “D” to the Consult-A-Nurse Lease, which shall become property of Consult-A-Nurse upon installation in the Premises.  Tenant agrees to join in the execution of the Consult-A-Nurse Lease for the limited purpose of confirming its agreement with the foregoing.

9.	Rights and Obligations. Tenant hereby relinquishes any and all rights that it may have, under the terms of the Lease, to the portions of the Premises located on 4th floor of the Office Building.

10.
Guaranty.  In the event that Consult-A-Nurse defaults under the terms of the Consult-A-Nurse Lease, Tenant shall upon demand be obligated to fulfill Consult-A-Nurse’s obligations, including, among other things, payment of Base Rent and Additional Rent thereunder for the remaining term of this Lease. Tenant shall have the right to seek collection of any amounts paid by Tenant to Landlord as a result of the failure of Consult-A-Nurse to make any payment or to perform any obligation of Consult-A-Nurse under the terms of the Consult-A-Nurse Lease; provided that Landlord has first been paid all amounts due to Landlord thereunder, including without limitation any subsequent amounts due to Landlord under the terms of the Consult-A-Nurse Lease.

11.
Counterparts. This Lease may be executed in any number of counterparts and by the separate parties hereto in separate counterparts, all of which shall be deemed to be an original and one and the same instrument.

12.
Ratification. All other terms and provisions of the Lease are hereby ratified and confirmed and shall remain in full force and effect, except to the extent amended hereby.  Each party represents and warrants to the other party that it is aware of no default by the other party under the terms of the Lease as of the date hereof.  In the event on any inconsistency between the terms of this Fourth Amendment and the terms of the Lease, the terms of this Fourth Amendment shall control.

13.
Landlord’s Legal Fees.  Within ten (10) business days of the date hereof, Tenant shall pay Landlord $10,000 for Landlord’s legal expenses associated with this Fourth Amendment and the Consult-A-Nurse Lease.

14.
Commission.  Any commission payable to Commercial Property of Southwest Florida, LLC in connection with the Consult A Nurse Lease shall be allocated between the parties such that: (i) Tenant shall be responsible for the commission relating to the period between the Commencement Date of the Consult A Nurse Lease and the remaining term of this Lease, and (ii) Landlord shall be responsible for the commission relating to the period following the expiration of the term of this Lease

Landlord:

By:	/s/ Mick Vorbeck
Mick Vorbeck

Tenant:

Vertro Inc., A Delaware corporation formerly known as Miva, Inc

By:	/s/ John B. Pisaris
Name: John B. Pisaris
Title: General Counsel